UBS AG                                                          UBS WARBURG LLC
Stamford Branch                                                 299 Park Avenue
677 Washington Boulevard                              New York, New York  10171
Stamford, Connecticut  06901



                                                               September 4, 2001


John Wiley & Sons, Inc.
605 Third Avenue
New York, New York  10158

Attention: Peter Clifford

                                Commitment Letter
                                -----------------


Ladies and Gentlemen:

                  You ("you" or "Borrower") have advised UBS AG, Stamford Branch ("UBS") and UBS Warburg LLC ("UBSW" and, together with UBS, "we" or "us") that you intend to acquire (the "Acquisition") Hungry Minds, Inc., a Delaware corporation (the "Acquired Business"). The Acquisition will be effected through a two-step transaction, involving a tender offer (the "Tender Offer") for not less than a majority of the common stock of the Acquired Business, to be followed by a merger of HMI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Borrower ("Acquisition Co."), with and into the Acquired Business, with the Acquired Business surviving as a direct wholly-owned subsidiary of Borrower. You have advised us that you have obtained the written agreement of shareholders owning not less than 75% of the common stock of the Acquired Business that such shareholders will tender their shares into the Tender Offer. All references in this agreement and the attachment hereto (collectively, this "Commitment Letter") to "dollars" or "$" are references to United States dollars, and, unless the context otherwise requires, all references to Borrower include the Acquired Business on a post-Acquisition basis.

                  We understand that the sources of funds required to (x) fund the Acquisition consideration of approximately $182.5 million (consisting of (i) approximately $90 million for the fully diluted equity of the Acquired Business and (ii) up to $92.5 million to repay all of the outstanding indebtedness of the Acquired Business (such repayment, the "Refinancing")), (y) pay fees, commissions and expenses of up to $18 million in connection with the Transactions (as defined below) and (z) provide ongoing working capital requirements of Borrower following the Transactions, will be senior unsecured credit facilities consisting of (i) a senior term loan facility to Borrower of $200 million (the "Term Loan Facility"), as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the "Term Sheet"), and (ii) a senior revolving credit facility to Borrower of up to $100 million (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Facilities"), as described in the Term Sheet, of which not more than $25 million will be drawn in connection with the closing of the Transactions. No other financing will be required for the uses described above. Immediately following the Transactions, neither Borrower nor any of its subsidiaries will have any indebtedness or preferred equity other than (x) the Facilities and (y) existing bank indebtedness of Borrower of up to $150 million if the Closing Date (as defined in the Term Sheet) occurs on or before September 20, 2001 or, if the Closing Date shall occur thereafter, such other greater amount reasonably acceptable to UBSW and UBS. As used herein, the term "Transactions" means the Acquisition, the Refinancing, the initial borrowings under the Facilities, and the payments of fees, commissions and expenses in connection with each of the foregoing.

         Commitments.
         -----------


                  You have requested that UBS commit to provide the Facilities and that UBSW agree to structure, arrange and syndicate the Facilities.

                  UBS is pleased to advise you of its commitment to provide the entire amount of the Facilities to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitment of UBS and each other Lender (as defined below) hereunder is subject to the negotiation, execution and delivery of definitive documentation (the "Financing Documentation") with respect to the Facilities satisfactory to UBS and the other Lenders reflecting, among other things, the terms and conditions set forth in the Term Sheet and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (the "Fee Letter"). You agree that the closing date of the Facilities shall be (x) concurrent with the closing of the Tender Offer or (y) a date mutually agreed upon between you and us; provided, that such closing date shall not occur (i) prior to September 17, 2001 and (ii) until the terms and conditions hereof and in the Term Sheet (including the conditions to initial funding) have been satisfied.

         Syndication.
         -----------


                  It is agreed that UBSW will act as the sole and exclusive advisor, arranger and bookmanager for the Facilities, and will exclusively manage the syndication of the Facilities, and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles. It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender will receive compensation with respect to any of the Facilities outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in such Facilities, in each case unless you and we so agree.

                  UBS reserves the right (in consultation with you), prior to or after execution of the Financing Documentation, to syndicate all or a portion of its commitment to one or more institutions that will become parties to the Financing Documentation (UBS and the institutions becoming parties to the Financing Documentation, the "Lenders"). Upon any such additional Lender issuing its commitment to provide a portion of any of the Facilities, UBS shall be released from a portion of its commitment in respect of such Facilities in an aggregate amount equal to the commitment of such Lender. You agree actively to, and to use commercially reasonable efforts to cause the Acquired Business (to the extent practicable) to, assist UBSW in achieving a timely syndication of the Facilities that is satisfactory to UBSW.

                  UBSW will exclusively manage all aspects of the syndication of the Facilities in consultation with you, including selection of additional Lenders, determination of when UBSW will approach potential additional Lenders, any naming rights and the final allocations of the commitments in respect of the Facilities among the additional Lenders. To assist UBSW in its syndication efforts, you agree (a) promptly to prepare and provide (and to use commercially reasonable efforts to cause the Acquired Business (to the extent practicable) and your and its (to the extent practicable) representatives to prepare and provide) all financial and other information as we may reasonably request with respect to Borrower and its subsidiaries and the Acquired Business and its subsidiaries (to the extent practicable), the Transactions and any other transactions contemplated hereby, including but not limited to financial projections (the "Projections") relating to the foregoing, (b) to use commercially reasonable efforts to ensure that the syndication efforts benefit materially from existing lending relationships of Borrower, (c) to make available to prospective Lenders senior management and advisors of Borrower and its subsidiaries and the Acquired Business and its subsidiaries (to the extent practicable), (d) to host, with UBSW, one or more meetings with prospective Lenders, and (e) to assist UBSW in the preparation of one or more confidential information memoranda satisfactory to UBSW and other marketing materials to be used in connection with the syndication of the Facilities.

         Information.
         -----------


                  You hereby represent and covenant that (a) all information (other than the Projections) concerning Borrower, the Acquired Business and their subsidiaries, the Transactions and the other transactions contemplated hereby (the "Information") that has been or will be made available to any of the Lenders or UBSW by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any of the Lenders or UBSW by you or any of your representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. We acknowledge that you are only making representations in this paragraph with respect to the Acquired Business and its subsidiaries to the extent of your actual knowledge based on the information available to you. You agree to supplement the Information and the Projections from time to time and agree to advise UBSW of all developments materially affecting Borrower, the Acquired Business (to the extent you become aware of such developments) or any of their respective subsidiaries or affiliates or the transactions contemplated hereby or the accuracy of Information and Projections previously furnished to UBSW or any of the Lenders. You acknowledge that UBS and UBSW may share with any of their affiliates, and such affiliates may share with UBS and UBSW, any information related to Borrower, the Acquired Business or any of their respective subsidiaries or affiliates (including in each case information relating to creditworthiness) and the transactions contemplated hereby.

         Compensation.
         ------------


                  As consideration for the commitments of the Lenders hereunder with respect to the Facilities and the agreement of UBSW to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, to UBS the fees as set forth in the Term Sheet and the Fee Letter. Once paid, such fees shall not be refundable under any circumstances.

         Conditions.
         ----------


                  The commitment of the Lenders hereunder with respect to the Facilities and UBSW's agreement to perform the services described herein may be terminated by UBS if (i) the terms of the Transactions are changed from those described in the Acquisition Documents (as defined in the Term Sheet), herein and in the Term Sheet in any respect determined by UBS to be material; (ii) any information submitted to UBS by or on behalf of Borrower, the Acquired Business or any of their respective subsidiaries or affiliates is inaccurate, incomplete or misleading in any respect determined by UBS to be material; (iii) the transactions contemplated hereby and the financing therefor (including borrowings under the Facilities) are not in full compliance with all applicable legal requirements, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System; (iv) there shall be any pending or threatened litigation or other proceedings (private or governmental) which UBS determines could be materially adverse to Borrower and its subsidiaries (including the Acquired Business and its subsidiaries), taken as a whole, and/or the transactions contemplated hereby, including the financing therefor; (v) any change occurs, or any additional information is disclosed to or discovered by UBS (including, without limitation, information contained in any review or report required to be provided to it in connection herewith), which UBS deems to be materially adverse in respect of the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of Borrower and its subsidiaries (including the Acquired Business and its subsidiaries), taken as a whole; (vi) any of the fees provided for by the Fee Letter are not paid when due; (vii) in the sole judgment of UBS, a material adverse change or material disruption has occurred in the financial, banking or capital markets generally after the date of this Commitment Letter (including, without limitation, the markets for loans to or debt securities issued by companies similar to Borrower), which has had or could reasonably be expected to have a material adverse effect on the syndication of any portion of the Facilities; or (viii) any condition set forth in the Term Sheet is not satisfied or any covenant or agreement in this Commitment Letter or the Fee Letter is not complied with.

         Clear Market.
         ------------


                  From the date of acceptance of the offer set forth in this Commitment Letter until the earlier of (x) our completion of syndication of the Facilities (as determined by us and notified in writing to you) and (y) the date that is six months after the closing date of the Facilities (the "Syndication Period") and the termination of your obligations under this Commitment Letter, you will ensure that no financing for Borrower, the Acquired Business or any of their respective subsidiaries or affiliates shall be syndicated or placed without the prior written consent of UBS if such financing, syndication or placement would have, in the judgment of UBS, a detrimental effect upon the transactions contemplated hereby.

         Indemnity.
         ---------


                  By your acceptance below, you hereby agree to indemnify and hold harmless each of UBSW, UBS and the other Lenders and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an "Indemnified Person") from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of, result from or in any way relate to this Commitment Letter, the Term Sheet, the Fee Letter, the Facilities or any of the transactions contemplated hereby or the providing or syndication of the Facilities, and to reimburse each Indemnified Person upon its demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding), other than any of the foregoing of any Indemnified Person to the extent determined by a final judgment of a court of competent jurisdiction to have resulted solely by reason of the gross negligence or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, you shall indemnify the Indemnified Persons from and against any loss or liability by reason of such settlement or judgment subject to your rights in this paragraph to claim exemption from your indemnity obligations. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have reasonably been expected to have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding. None of UBSW, UBS or any other Lender (or any of their respective affiliates) shall be responsible or liable to Borrower, the Acquired Business or any of their respective subsidiaries, affiliates or stockholders or any other person or entity for any consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheet, the Fee Letter, the Facilities or the transactions contemplated hereby. In addition, you hereby agree to reimburse UBSW from time to time upon demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of UBS's and UBSW's counsel, appraisal, consulting and audit fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Facilities, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheet, the Fee Letter, the Financing Documentation and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver), whether or not the Closing Date occurs or any Financing Documentation is executed and delivered or any extensions of credit are made under the Facilities.

         Confidentiality.
         ---------------


                  This Commitment Letter is furnished for your benefit, and may not be relied on by any other person or entity. This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter, the Term Sheet or the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, (ii) as required by the rules and regulations of the Securities and Exchange Commission, and (iii) to your directors, officers, employees, advisors and agents, in each case on a confidential and "need-to-know" basis and only in connection with the transactions contemplated hereby; provided, that reference to or disclosure of this Commitment Letter in connection with clause
(ii) of this sentence shall be made only with the prior written consent of UBSW (which consent shall not be unreasonably withheld or delayed). In addition, this Commitment Letter and the Term Sheet (but not the Fee Letter) may be disclosed to the Acquired Business and its directors, officers, employees, advisors and agents, in each case on a confidential and "need-to-know" basis and only in connection with the transactions contemplated hereby.

                  Except as required by law or as requested by any regulatory authority, UBS will keep and cause its affiliates to keep any confidential or non-public Information or Projections confidential in accordance with customary banking practices. The confidential information memorandum to be distributed to potential Lenders shall contain confidentiality legends and undertakings customary for transactions of this type.

         Other Services.
         ---------------


                  You acknowledge and agree that UBS, UBSW and/or their affiliates may be requested to provide additional services with respect to Borrower and/or its affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit UBS or UBSW or any of their affiliates to provide, or the Borrower to accept, any services other than as set out herein.

         Governing Law, Etc.
         ------------------


                  This Commitment Letter and the commitment of the Lenders shall not be assignable by you without the prior written consent of the Lenders and UBSW, and any purported assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by UBS, UBSW and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience only. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading "Indemnity", each Indemnified Person. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. You hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

                  Please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 12:00 p.m., New York City time, on September 6, 2001. This Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSW to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter and our receipt of executed counterparts hereof and thereof. Upon the earlier to occur of (A) the execution and delivery of the Financing Documentation by all of the parties thereto, or (B) October 18, 2001, if the Financing Documentation shall not have been executed and delivered by all such parties prior to that date, or (C) if earlier than (B), the date of termination of the definitive agreement pertaining to the Acquisition, this Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSW to provide the services described herein shall automatically terminate unless the Lenders and UBSW shall, in their discretion, agree to an extension. The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheet and the Fee Letter shall survive termination of this Commitment Letter (or any portion hereof) or the commitments of the Lenders hereunder. The provisions under the headings "Syndication" and "Clear Market" above shall survive the execution and delivery of the Financing Documentation.

                            [Signature Page Follows]

                  UBS and UBSW are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.


                                    Very truly yours,

                                    UBS AG, STAMFORD BRANCH


                                    By:________________________________________
                                    Name:
                                    Title:


                                    By:________________________________________
                                    Name:
                                    Title:


                                    UBS WARBURG LLC


                                    By:________________________________________
                                    Name:
                                    Title:


                                    By:________________________________________
                                    Name:
                                    Title:
Accepted and agreed to as of
the date first written above:
JOHN WILEY & SONS, INC.


By:   _______________________________________________
      Name:
      Title: